Exhibit 99.1

Allegheny Technologies Announces Third Quarter Results

    PITTSBURGH--(BUSINESS WIRE)--Oct. 22, 2003--Allegheny Technologies Incorporated (NYSE:ATI)

    --  Third quarter net loss of $28.8 million, or $0.36 per share

    -- Results include net non-recurring special charges of $3.0 million, or $0.04 per share

    -- Results impacted by retirement benefit expense of $20.0 million, or $0.25 per share

    --  Third quarter cash flow from operations of $35.0 million

    -- Third quarter cost reductions of $29 million; cost reductions year-to-date of $85 million; on target to achieve $115 million 2003 cost reduction goal

    Allegheny Technologies Incorporated (NYSE:ATI) reported a net loss of $28.8 million, or $0.36 per share, on sales of $482.6 million for the third quarter ended September 30, 2003. Retirement benefit expense, primarily non-cash, was again the biggest negative to earnings in the quarter. Continuing weak demand for most of ATI's specialty metals combined with higher raw material, energy, and insurance costs also negatively impacted results in the third quarter.
    Pat Hassey, ATI's new President and Chief Executive Officer, said, "The prolonged weakness in most of our major markets has been challenging. The problems are not only related to the cyclical economy. Global markets and competitors are shaping how we will change to compete.
    "Our performance for the third quarter is a long way from where we need to be. On the plus side, we generated $35 million of operating cash flow in the quarter. Once again, our operating employees did a good job reducing managed working capital, mainly by reducing inventories. This is quite an achievement in this environment of escalating raw material costs and demonstrates the value of ATI's lean-manufacturing initiatives.
    "ATI has great opportunities, people and technology. While the past three years have been difficult for all U.S. manufacturing companies, ATI made significant progress in reducing costs and improving liquidity. Now, we cannot wait for the U.S. or world economies to make us better. More needs to be done faster to structure ATI to meet the challenges and take advantage of the opportunities.
    "Yesterday, we announced executive management organization changes to quickly move ATI forward and focus our joint efforts on building the ATI Business System. Also, we plan additional workforce reductions in the fourth quarter to further reduce costs, improve productivity and streamline our organization."


                               Three Months Ended   Nine Months Ended
                                  September 30        September 30
                                   In Millions         In Millions
                               ------------------- -------------------
                                  2003      2002      2003      2002
                               --------- --------- --------- ---------

Sales                            $482.6    $469.3  $1,453.0  $1,453.6

Net loss                          (28.8)     (7.5)    (81.9)    (26.1)

Special charges, net               (3.0)     (4.5)     (3.0)     (4.5)

Cumulative effect of change
 in accounting principle              -         -      (1.3)        -

Net loss before special
 charges and the
 cumulative effect of change
 in accounting principle        $ (25.8)   $ (3.0)  $ (77.6)  $ (21.6)

                                Per Diluted Share   Per Diluted Share
                               ------------------- -------------------
Net loss                         $(0.36)   $(0.09)   $(1.01)   $(0.32)

Special charges, net              (0.04)    (0.05)    (0.04)    (0.05)

Cumulative effect of change
 in accounting principle              -         -     (0.02)        -

Net loss before special
 charges and the
 cumulative effect of change
 in accounting principle        $ (0.32)  $ (0.04)  $ (0.95)  $ (0.27)


    Third Quarter 2003 Financial Highlights

    -- Sales of $482.6 million were up 3% compared to the third quarter 2002. Sales were up 11% in the High Performance Metals segment and 5% in the Engineered Products segment (formerly known as the Industrial Products segment). Sales were down 2% in the Flat-Rolled Products segment.

    -- Net loss was $28.8 million, or $0.36 per share, compared to last year's net loss of $7.5 million, or $0.09 per share. Results included net non-recurring special charges of $3.0 million, or $0.04 per share. In the same period in 2002, special charges were $4.5 million, or $0.05 per share.

    -- Retirement benefit expense, after tax, in the third quarter 2003 was $20.0 million, or $0.25 per share, compared to $3.0 million, or $0.04 per share, in the third quarter 2002. Through nine months, retirement benefit expense was $63.5 million, or $0.78 per share, in 2003 compared to $10.3 million, or $0.13 per share, in 2002. Essentially all of the increase in retirement benefit expense in 2003 compared to 2002 is non-cash.

    -- Cash flow from operations was $35 million and cash on hand increased to $79 million, mainly as a result of inventory reduction through lean-manufacturing initiatives.

    -- Cost reductions, before the effects of inflation, totaled $29 million company-wide, bringing cost reductions to $85 million for the nine months. Our 2003 cost reduction goal is $115 million.

    Flat-Rolled Products Segment

    Market Conditions

    -- Demand from the automotive market was stable, while demand from the residential construction and remodeling, and home appliance markets remained strong. Non-residential construction and most capital goods markets remained at low levels of demand. Raw material surcharges escalated during the quarter due to rising LME nickel prices, resulting in higher average transaction prices, although base-selling prices remained essentially flat with the second quarter.

    Third quarter 2003 compared to third quarter 2002

    -- Sales declined 2% to $260.5 million primarily due to continued weakness in non-residential construction and most capital goods markets. Total tons shipped decreased 2%. Average transaction prices were basically flat due to higher raw material surcharges; however, average base selling prices, which do not include surcharges, declined by approximately 5%.

    -- The segment had an operating loss of $4.8 million compared to an operating profit of $3.9 million last year due to lower base prices, reduced demand, and higher energy and raw material costs, which more than offset lower depreciation expense.

    -- Energy costs increased $3.1 million compared to 2002, net of approximately $0.2 million in gains from natural gas derivatives.

    -- Results for the third quarter 2003 benefited from $15 million in cost reductions, before the effects of inflation and higher energy costs, bringing cost reductions to $43 million through nine months.

    High Performance Metals Segment

    Market Conditions

    -- Demand for nickel-based alloys and premium titanium alloys from the commercial aerospace market continued to be weak, while demand was strong from the government defense and biomedical markets. In late September, we announced price increases for this segment's nickel, titanium, and specialty steel alloys, primarily to offset higher costs. Our exotic alloys business had another good quarter and continued to benefit from sustained high demand from government defense and high-energy physics markets.

    Third quarter 2003 compared to third quarter 2002

    -- Sales increased 11% to $162.3 million. Shipments were up 13% for nickel-based and specialty steel alloys, 15% for titanium alloys and 9% for exotic alloys.

    -- Operating profit improved to $9.5 million compared to $9.3 million due to strong demand for our exotic alloys and benefits from cost reductions, partially offset by higher raw material costs.

    -- Results for the third quarter 2003 benefited from $11 million of cost reductions, before the effects of inflation, bringing cost reductions to $33 million through nine months.

    Engineered Products Segment (formerly known as Industrial Products
Segment)

    Market Conditions

    -- While demand from most markets remained weak, demand for tungsten product materials from the oil and gas market improved.

    Third quarter 2003 compared to third quarter 2002

    --  Sales improved 5% to $59.8 million.

    -- Operating profit was $1.1 million compared to $1.6 million last year due to higher raw material costs and lower prices, which offset higher sales volumes and the benefits from cost reductions.

    -- Results for the third quarter 2003 benefited from $2 million of cost reductions, before the effects of inflation, bringing cost reductions to $6 million through nine months.

    Retirement Benefit Expense

    -- Pre-tax retirement benefit expense was $33.5 million for the third quarter 2003 compared to $5.4 million for the third quarter 2002. This increase resulted in a $28.1 million pre-tax, or $0.21 per share after-tax, reduction in third quarter 2003 results compared to the same 2002 period.

    -- Approximately $25.6 million of the third quarter 2003 retirement benefit expense was non-cash.

    -- The higher retirement benefit expense resulted from the severe decline in the equity markets from 2000 through 2002, lower expected returns on benefit plan investments and a lower discount rate assumption for determining liabilities.

    -- For the third quarter 2003, retirement benefit expense increased cost of sales by $23.1 million, and selling and administrative expenses by $10.4 million. For the third quarter 2002, retirement benefit expense increased cost of sales by $1.8 million, and selling and administrative expenses by $3.6 million.

    -- ATI is not required to make cash contributions to its defined benefit pension plan for 2003 and, based upon current actuarial studies, does not expect to be required to make cash contributions to its defined benefit pension plan during the next several years.

    Special Charges

    -- Results for the third quarter 2003 included net special charges of $3.0 million after-tax, or $0.04 per share. These amounts included:

        -- $3.5 million associated with the previously announced termination of the Stock Acquisition and Retention Program, which generated approximately $0.5 million in cash for ATI, and $1.1 million related to CEO transition. These charges are included in selling and administrative expenses on the consolidated statements of operations.

        -- $0.8 million, or $0.01 per share, of restructuring costs associated with workforce reductions across ATI during the 2003 third quarter.

        -- $2.4 million, or $0.03 per share, of interest income related to a Federal income tax settlement associated with prior years. This interest income is netted against interest expense on the consolidated statement of operations.

    -- Results for the third quarter 2002 included net after-tax charges of $4.5 million, or $0.05 per share, for salaried workforce reductions and a non-cash charge related to ATI's minority interest in New Piper Aircraft, Inc.

    Other Expenses

    -- Corporate expenses for the third quarter 2003 decreased to $4.1 million compared to $5.6 million in the year-ago period primarily due to savings at the corporate office associated with reductions in staffing and other efforts to control costs, partially offset by higher insurance costs.

    -- The effective tax rate was a benefit of 40.4% and 37.6% for the 2003 third quarter and nine months, respectively, compared to 44.9% and 38.0% for the same periods of 2002. The effective tax rate for the third quarter 2003 was favorably impacted by the settlement of previous years' tax obligations. As a result of this settlement, ATI will receive in the 2003 fourth quarter a tax refund of $17.1 million, including interest. ATI continues to evaluate the future realization of its deferred tax assets.

    Cash Flow and Working Capital

    -- Cash on hand was $78.5 million at September 30, 2003, an increase of $19.1 million from 2002 year-end.

    -- Cash flow from operating activities for the 2003 third quarter was $35.0 million, and for the first nine months of 2003 was $52.1 million.

    -- At September 30, 2003, managed working capital was 30.6% of annualized sales compared to 32.4% of annualized sales at 2002 year-end. We define managed working capital as accounts receivable and gross inventories less accounts payable.

    -- Managed working capital decreased $18.0 million in the third quarter 2003, primarily due to reduced inventories. However, managed working capital increased $36.2 million in the first nine months of 2003 resulting primarily from an increase in accounts receivable due to a higher level of sales in the 2003 third quarter compared to the fourth quarter 2002, and higher gross inventories, mostly as a result of higher raw material costs, primarily nickel. The increase in raw material costs is expected to be largely recovered through surcharges.

    -- Capital expenditures were $51.5 million for the first nine months of 2003.

    -- Cash provided by financing activities was $14.0 million in the first nine months of 2003 and included proceeds of $15.3 million on the termination of certain interest rate swap arrangements, primarily in the first quarter 2003, proceeds from a net increase in debt of $13.3 million, primarily from capital project financing, less $14.6 million of dividend payments.

    -- There are no borrowings currently outstanding under ATI's $325 million secured borrowing facility, although a portion of the letters of credit capacity is being utilized.

    New Accounting Pronouncement

    The adoption of Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143") resulted in an after-tax charge of $1.3 million, or $0.02 per share in the 2003 first quarter. This charge is reported as a cumulative effect of change in accounting principle.

    Allegheny Technologies will conduct a conference call with investors and analysts on October 22, 2003, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on "Third Quarter Conference Call". In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.
    This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results or performance to materially differ from any future results or performance expressed or implied by such statements. Various of these factors are described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2002, and our Quarterly Reports on Form 10-Q. We assume no duty to update our forward-looking statements.
    Allegheny Technologies Incorporated (NYSE:ATI) is one of the largest and most diversified specialty materials producers in the world, with revenues of approximately $1.9 billion in 2002. The Company has approximately 9,600 employees world-wide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.



Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited - Dollars in millions, except per share amounts)

                            Three Months Ended     Nine Months Ended
                               September 30          September 30
                           --------------------- ---------------------
                             2003       2002       2003       2002
                           ---------- ---------- ---------- ----------

Sales                      $   482.6  $   469.3  $ 1,453.0  $ 1,453.6
Costs and expenses:
     Cost of sales             464.4      419.7    1,399.4    1,316.5
     Selling and
      administrative
      expenses                  60.3       47.1      161.4      146.9
     Restructuring costs         1.2        5.5        1.2        5.5
                            ---------  ---------  ---------  ---------
Loss before interest,
 other expense and
 income taxes                  (43.3)      (3.0)    (109.0)     (15.3)
Interest expense, net            4.1        8.3       19.9       26.1
Other expense, net              (0.9)      (2.3)      (0.2)      (0.7)
                            ---------  ---------  ---------  ---------
Loss before income tax
 benefit and cumulative
 effect of a change in
 accounting principle          (48.3)     (13.6)    (129.1)     (42.1)
Income tax benefit             (19.5)      (6.1)     (48.5)     (16.0)
                            ---------  ---------  ---------  ---------
Net loss before cumulative
 effect of change in
 accounting principle          (28.8)      (7.5)     (80.6)     (26.1)
Cumulative effect of
 change in accounting
 principle                         -          -       (1.3)         -
                            ---------  ---------  ---------  ---------

Net loss                   $   (28.8) $    (7.5) $   (81.9) $   (26.1)
                            =========  =========  =========  =========

Basic and diluted net loss
 per common share before
 cumulative effect of
 change in accounting
 principle                 $   (0.36) $   (0.09) $   (0.99) $   (0.32)

Cumulative effect of
 change in accounting
 principle                         -          -      (0.02)         -
                            ---------  ---------  ---------  ---------

Basic and diluted net loss
 per common share          $   (0.36) $   (0.09) $   (1.01) $   (0.32)
                            =========  =========  =========  =========

Weighted average common
 shares outstanding --
 basic and diluted
 (millions)                     81.1       80.6       80.9       80.5

Actual common shares
 outstanding -- end of
 period (millions)              80.7       80.6       80.7       80.6


Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit (Loss) by Business Segment
(Unaudited - Dollars in millions)

  YTD      YTD                   Q3      Q2      Q1      Q4      Q3
  2003     2002                 2003    2003    2003    2002    2002
-------- --------              ------- ------- ------- ------- -------
                  Sales:
                  Flat-Rolled
  $779.5   $805.2  Products     $260.5  $260.2  $258.8  $243.0  $266.4
                  High
                   Performance
   490.1    473.9  Metals        162.3   166.8   161.0   156.1   146.1
                  Engineered
   183.4    174.5  Products(a)    59.8    62.9    60.7    55.1    56.8
-------- --------              ------- ------- ------- ------- -------

                  Total
                   External
$1,453.0 $1,453.6  Sales        $482.6  $489.9  $480.5  $454.2  $469.3
======== ========              ======= ======= ======= ======= =======

                  Operating
                   Profit
                   (Loss):

                  Flat-Rolled
 $(11.9)     $4.2  Products     $(4.8)  $(6.1)  $(1.0) $(12.1)    $3.9
   -1.5%     0.5% % of Sales     -1.8%   -2.3%   -0.4%   -5.0%    1.5%

                  High
                   Performance
    29.4     22.2  Metals          9.5    11.6     8.3     9.0     9.3
    6.0%     4.7% % of Sales      5.9%    7.0%    5.2%    5.8%    6.4%

                  Engineered
     5.7      3.1  Products(a)     1.1     3.1     1.5     0.9     1.6
    3.1%     1.8% % of Sales      1.8%    4.9%    2.5%    1.6%    2.8%
-------- --------              ------- ------- ------- ------- -------

                    Operating
                     Profit
    23.2     29.5    (Loss)        5.8     8.6     8.8   (2.2)    14.8

    1.6%     2.0% % of Sales      1.2%    1.8%    1.8%   -0.5%    3.2%

                  Corporate
  (14.2)   (15.8)  expenses      (4.1)   (5.3)   (4.8)   (4.8)   (5.6)

                  Interest
                   expense,
  (19.9)   (26.1)  net           (4.1)   (8.4)   (7.4)   (8.2)   (8.3)

-------- --------              ------- ------- ------- ------- -------
  (10.9)   (12.4) Subtotal       (2.4)   (5.1)   (3.4)  (15.2)     0.9

                  Management
                   transition
                   and
                   restruc-
                   turing
   (8.6)    (5.5)  costs         (8.6)       -       -       -   (5.5)
                  Other costs,
                   net of
                   gains
                   on asset
   (7.9)    (7.6)  sales         (3.8)   (2.3)   (1.8)  (41.3)   (3.6)

                  Retirement
                   benefit
 (101.7)   (16.6)  expense(b)   (33.5)  (33.4)  (34.8)   (5.2)   (5.4)
-------- --------              ------- ------- ------- ------- -------

                  Loss before
                   income tax
$(129.1)  $(42.1)  benefit     $(48.3) $(40.8) $(40.0) $(61.7) $(13.6)
======== ========              ======= ======= ======= ======= =======

(a) Formerly the Industrial Products Segment
(b) Includes non-cash expenses of $25.6 million, $24.9 million and $28.2 million for the 2003 third quarter, 2003 second quarter and 2003 first quarter, respectively.


Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited - Dollars in millions)

                                           September 30, December 31,
                                               2003          2002
                                           ------------- -------------
ASSETS

Current Assets:
Cash and cash equivalents                  $       78.5  $       59.4

Accounts receivable, net of allowances for
 doubtful accounts of $9.8 and $10.1 at
 September 30, 2003 and December 31, 2002,
 respectively                                     275.5         239.3
Inventories, net                                  377.1         392.3
Deferred income taxes                              32.9          20.8
Income tax refunds receivable                      17.1          51.9
Prepaid expenses and other current assets          25.9          32.0
                                            ------------  ------------
   Total current assets                           807.0         795.7

Property, plant and equipment, net                751.2         757.6
Cost in excess of net assets acquired             194.8         194.4
Deferred pension asset                            165.1         165.1
Deferred income taxes                             114.7          85.4
Other assets                                       65.3          95.0
                                            ------------  ------------

Total Assets                               $    2,098.1  $    2,093.2
                                            ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY


Current Liabilities:
Accounts payable                           $      175.5  $      171.3
Accrued liabilities                               177.3         161.0
Short term debt and current portion of
 long-term debt                                    12.4           9.7
                                            ------------  ------------
   Total current liabilities                      365.2         342.0


Long-term debt                                    519.2         509.4
Accrued postretirement benefits                   505.0         496.4
Pension liabilities                               282.0         216.0
Other long-term liabilities                        80.6          80.6
                                            ------------  ------------
Total liabilities                               1,752.0       1,644.4
                                            ------------  ------------

Total stockholders' equity                        346.1         448.8
                                            ------------  ------------

Total Liabilities and Stockholders' Equity $    2,098.1  $    2,093.2
                                            ============  ============


Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited--Dollars in millions)
                                                   Nine Months Ended
                                                     September 30
                                                  -------------------
                                                    2003      2002
                                                  --------- ---------

Operating Activities:

     Net loss                                     $  (81.8) $  (26.1)

     Cumulative effect of change in
      accounting principle                             1.3         -
     Depreciation and amortization                    55.7      68.5
     Change in managed working capital               (36.2)    122.3
     Income tax refunds received                      48.5      45.6
     Income tax refunds receivable                   (17.1)    (22.3)
     Change in pension assets/liabilities             66.0      (7.3)
     Accrued liabilities and other                    15.7      23.6
                                                   --------  --------
Cash provided by operating activities                 52.1     204.3
                                                   --------  --------
Investing Activities:
     Purchases of property, plant and equipment      (51.5)    (35.9)
     Asset disposals and other                         4.5       2.2
                                                   --------  --------
Cash used in investing activities                    (47.0)    (33.7)
                                                   --------  --------
Financing Activities:
     Net increase (decrease) in debt                  13.3     (80.8)
     Interest rate swap termination                   15.3         -
     Dividends paid                                  (14.6)    (48.3)
                                                   --------  --------
Cash provided by (used in) financing activities       14.0    (129.1)
                                                   --------  --------
Increase in cash and cash equivalents                 19.1      41.5
Cash and cash equivalents at beginning of period      59.4      33.7
                                                   --------  --------
Cash and cash equivalents at end of period        $   78.5  $   75.2
                                                   ========  ========


Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

  YTD      YTD                   Q3      Q2      Q1      Q4      Q3
  2003     2002                 2003    2003    2003    2002    2002
-------- -------               ------- ------- ------- ------- -------

                 Volume:
                  Flat-Rolled
 359,082 372,532   Products    119,564 120,554 118,964 114,803 122,249
-------- -------               ------- ------- ------- ------- -------
                   Commodity
                    (finished
 257,348 267,798     tons)      86,519  87,337  83,492  82,503  87,884
                   High value
 101,734 104,734    (tons)      33,045  33,217  35,472  32,300  34,365
                  High
                   Performance
                   Metals
                   (000's
                    lbs.)
                   Nickel-
                    based and
                    specialty
                    steel
  27,114  27,113    alloys       8,965   9,457   8,692   8,719   7,901
                   Titanium
                    mill
  14,045  14,411    products     4,813   4,617   4,615   4,633   4,186
                   Exotic
   3,144   2,851    alloys       1,052   1,160     932     861     967

                 Average
                  Prices:
                  Flat-Rolled
  $2,156  $2,143   Products     $2,165  $2,144  $2,159  $2,102  $2,163
                   Commodity
                    (per
                     finished
  $1,561  $1,541     tons)      $1,570  $1,550  $1,564  $1,490  $1,594
                   High value
  $3,660  $3,682    (per ton)   $3,722  $3,708  $3,557  $3,663  $3,617
                  High
                   Performance
                   Metals
                   (per lb.)
                   Nickel-
                    based and
                    specialty
                    steel
   $6.54   $6.49    alloys       $6.44   $6.47   $6.73   $6.09   $6.72
                   Titanium
                    mill
  $11.68  $11.65    products    $11.05  $11.16  $12.85  $12.36  $12.25
                   Exotic
  $38.01  $34.16    alloys      $38.16  $38.10  $37.75  $43.33  $35.16


Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)
                                                             Sept. 30,
                                                               2003
                                                             Change in
                                                              Managed
                     Sept. 30, June 30,  March 31,  Dec. 31,  Working
                       2003      2003      2003      2002     Capital
                     --------- --------- --------- --------- ---------

Accounts receivable    $275.5    $274.8    $260.4    $239.3
Inventory               377.1     401.5     396.6     392.3
Accounts payable       (175.5)   (175.1)   (178.1)   (171.3)
                     --------- --------- --------- ---------
Subtotal                477.1     501.2     478.9     460.3

Allowance for
 doubtful accounts        9.8       9.3      10.3      10.1
LIFO reserve             97.5      87.0      77.7      74.7
Corporate and other      15.5      20.4      18.4      18.6
                     --------- --------- --------- --------- ---------
Managed working
 capital               $599.9    $617.9    $585.3    $563.7     $36.2
                     ========= ========= ========= ========= =========

Annualized prior 2
 months sales        $1,962.0  $1,953.0  $1,992.0  $1,741.0
                     ========= ========= ========= =========


Managed working
 capital as a % of
 annualized sales        30.6%     31.6%     29.4%     32.4%

Certain amounts from prior periods have been reclassified to conform with the 2003 presentation.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004